Exhibit 99.(j)

Exhibit (j)

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Trustees of IVA Fiduciary Trust

We have audited the accompanying statement of assets and liabilities of IVA Worldwide Fund, a series of IVA Fiduciary Trust (the “Trust”), as of August 20, 2008. This statement of assets and liabilities is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this statement of assets and liabilities based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. We were not engaged to perform an audit of the Trust’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of assets and liabilities presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of IVA Worldwide Fund, a series of IVA Fiduciary Trust at August 20, 2008, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

Boston, Massachusetts

September 4, 2008

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report dated September 4, 2008 on the statement of assets and liabilities of IVA Worldwide Fund as of August 20, 2008, included in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-1A, 333-151800) of IVA Fiduciary Trust.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 19, 2008